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ProBusiness Services, Inc.

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4125 Hopyard Road Pleasanton, CA 94588 (925) 737-3500

FOR IMMEDIATE RELEASE

Investor Contact:
Steven Klei
Executive Vice President, Finance
Chief Financial Officer
(925) 737-3110

ProBusiness Reports Second-Quarter Fiscal 2003 Results

PLEASANTON, Calif – January 29, 2003 — ProBusiness Services, Inc. (Nasdaq:PRBZ), a leading provider of outsourced employee administrative services for large employers providing payroll, payroll tax filing, benefits administration, Comprehensive Outsourcing, human resources, and Web self-service solutions, today announced its financial results for the second quarter of fiscal 2003 ended December 31, 2002.

The Company reported revenue for the second quarter of fiscal 2003 of $42.5 million and a net loss of $1.9 million, or $0.09 per share. This compared with revenue of $42.2 million and a net loss of $6.5 million, or $0.28 per share, for the same period last year.

Among the new clients that started services during the second quarter were AT&T Wireless, Clariant Corporation, Cooper Tire & Rubber Company, DFS Group Limited, Integra Bank Corp., Leiner Health Products and Mitsubishi Motor Sales of America, Inc.

Revenue less the cost of providing services, or gross margin, was 55.3 percent for the second quarter of fiscal 2003, compared with 54.6 percent for the second quarter of fiscal 2002. Client acquisition costs decreased more than 30 percent to $9.4 million, from $13.4 million for the second quarter of fiscal 2002.

On January 6, 2003, ProBusiness announced that it had entered into a definitive agreement to be acquired by Automatic Data Processing (NYSE:ADP) for $17.00 per common share, or a total of approximately $500 million, in cash. The transaction is subject to customary closing conditions, including ProBusiness stockholder approval and normal regulatory review. In connection with this transaction, ProBusiness filed a preliminary proxy statement on January 27, 2003 with the Securities and Exchange Commission.

“We are excited about the opportunities this combination makes possible. Our strength in client service and our leadership in managed services, combined with ADP’s financial resources and breadth of products, enhances our ability to serve our clients domestically and globally,” commented Tom Sinton, ProBusiness chief executive officer.

“We continued to add excellent names to our client list in the quarter while still making good progress in streamlining our operations, particularly our client acquisition costs,” stated Steven Klei, executive vice president, finance and chief financial officer. “Our focus on profitability is evident as this is the fifth consecutive quarter that we have seen year-over-year improvement in our bottom line. Additionally, we are achieving these savings without sacrificing our industry-leading service and support.”

ProBusiness will host a conference call at 5:00 p.m. ET / 2:00 p.m. PT today, Wednesday, January 29, 2003 to discuss its second-quarter results and review the company’s progress and outlook. Interested parties can access this conference call by going to the ProBusiness site at www.probusiness.com and selecting Second Quarter 2003 Results Teleconference and then clicking on the teleconference link. ProBusiness encourages you to preview the site to ensure that your browser is configured properly prior to the call.

ProBusiness Services, Inc. — CONFIDENTIAL

About ProBusiness Services, Inc.

ProBusiness Services, Inc. (Nasdaq: PRBZ) is a provider of HR business process outsourcing (BPO) services that streamline processes, reduce administrative costs, and improve service levels for large employers nationwide. ProBusiness offers services in payroll, payroll tax, benefits administration, human resources, and Web self-service. Clients have the flexibility to choose either single-function, stand alone services or multi-function, end-to-end Comprehensive Outsourcing. Comprehensive Outsourcing extends ProBusiness services with employee-facing services, such as payroll administration and employee inquiry management, through employee service centers. Complete information about ProBusiness is available at http://www.ProBusiness.com.

Note to Investors — Forward-Looking Statements

The statements in this press release regarding the expected benefits of the merger envisioned by ProBusiness are forward-looking statements based on current expectations and actual results may differ materially. In addition, certain other written and oral statements made by ProBusiness Services, Inc.’s (the “Company”) management may constitute “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by such words and phrases as “we expect,” “we believe,” “expected to,” and “could be.” Because they are forward-looking, they should be evaluated in light of important risk factors. Some of the factors that could cause the expected results to differ materially from those projected include, but are not limited to, the ability to satisfy all of the conditions to the closing of the merger in a timely manner, if at all, and ProBusiness’ and ADP’s ability to integrate operations after the closing of the merger. In addition, other risk factors for all forward-looking statements include, among the other factors that could affect our future growth potential and the contribution to operating profit, continued client acquisition costs incurred in advance of revenues, investments in research and development, delays in or unsuccessful development or implementation of the Golden Gate™ integrated platform and the Comprehensive Outsourcing service offering, the extent and timing of market acceptance of these new products, the number and size of new clients starting services, the length of the sales cycle, a delay or cancellation of client services, the decline in interest rates, the reduction of the number of employees on the payrolls of our clients, expansion of sales efforts and operations to new geographic regions, expansion of new and existing technology and services, investment in management infrastructure to support the Company’s expected growth, the effect of implementing SAB 101 and other accounting regulation changes and our ability to accurately predict their impact on future quarters, execution of the stock repurchase program, changes in the regulatory environment, system failure, seasonality, overall economic trends and competition. Please refer to our public filings with the Securities and Exchange Commission for additional factors that could make actual results differ materially from those projected in forward-looking statements, including but not limited to ProBusiness’ Annual Report on Form 10-K for the year ended June 30, 2002 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2002. ProBusiness disclaims any intent or obligation to update the forward-looking statements included in this document.

ProBusiness Services, Inc. and the ProBusiness logo are registered trademarks of ProBusiness Services, Inc. All other trademarks and registered trademarks mentioned herein remain the property of their respective owners.

In connection with the merger, ProBusiness has filed preliminary proxy material and has filed and will file other relevant documents concerning the transaction with the Securities and Exchange Commission (SEC). STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND THESE OTHER MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain a free copy of the definitive proxy statement and these other materials when they become available, as well as other materials filed with the SEC concerning ProBusiness, at the Securities and Exchange Commission Web site at www.sec.gov and from ProBusiness by contacting Investor Relations, ProBusiness Services, Inc., 4125 Hopyard Road, Pleasanton, CA 94588 (telephone: (925) 737-3500).

ProBusiness Services, Inc. — CONFIDENTIAL

Information regarding the identity of persons who may, under SEC rules, be deemed participants in the solicitation of stockholders in connection with the transaction, and their interests in the solicitation, is set forth in the preliminary proxy materials that were filed by ProBusiness with the SEC on January 27, 2003.

—Financial Statements Attached—

ProBusiness Services, Inc. — CONFIDENTIAL

Attachment to Q2 FY03 Press Release

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per-share data)
(Unaudited)

	Three months ended		Six months ended
	December 31,		December 31,

	2002	2001	2002	2001

Revenue:
Service fees	$34,262	$31,398	$64,911	$61,770
Interest income from payroll tax funds invested	8,218	10,837	17,853	21,360

Total revenue:	42,480	42,235	82,764	83,130
Operating expenses:
Cost of providing services	18,977	19,155	37,318	38,182
General and administrative	5,672	6,528	11,500	13,168
Research and development	5,547	5,172	10,531	10,590
Client acquisition costs	9,371	13,417	18,649	29,300
Depreciation and amortization	5,168	4,719	10,338	9,086

Total operating expenses	44,735	48,991	88,336	100,326
Loss from operations	(2,255)	(6,756)	(5,572)	(17,196)
Interest income and expense and other income, net	392	297	1,044	848

Net loss	(1,863)	$(6,459)	(4,528)	$(16,348)
Net loss applicable to common shareholders
Net loss	$(1,863)	$(6,459)	$(4,528)	$(16,348)
Preferred dividends	(585)	(555)	(1,163)	(1,097)

Net loss for calculation of basic and
diluted net loss per share	$(2,448)	$(7,014)	$(5,691)	$(17,445)

Basic and diluted net loss per share
before preferred dividends	$(0.07)	$(0.26)	$(0.16)	$(0.67)

Basic and diluted net loss per share	$(0.09)	$(0.28)	$(0.20)	$(0.71)

Shares used in computing basic and
diluted net loss per share	28,540	24,682	28,471	24,443

ProBusiness Services, Inc. — CONFIDENTIAL

Attachment to Q2 FY03 Press Release

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31, 2002	June 30, 2002

ASSETS
Current assets
Cash and cash equivalents and short-term investments	$46,800	$60,019
Accounts receivable, net of allowances	16,817	11,692
Other current assets	18,392	22,686

	82,009	94,397
Payroll tax funds invested	1,214,387	1,705,209

Total current assets	1,296,396	1,799,606
Long-term investments	35,677	33,217
Fixed assets, net	61,832	63,921
Other assets	34,626	19,786
Total assets	$1,428,531	$1,916,530

LIABILITIES
Current liabilities	$41,397	$40,943
Payroll tax funds collected but unremitted	1,214,387	1,705,209

Total current liabilities	1,255,784	1,746,152
Long-term deferred revenues and liabilities	18,785	23,209
Capital lease obligations and note payable, less current portion	565	822

Total liabilities	1,275,134	1,770,183
REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Redeemable convertible preferred stock	34,634	33,471
Stockholders’ equity	118,763	112,876

Total redeemable convertible preferred stock and stockholders’ equity	153,397	146,347

Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$1,428,531	$1,916,530

ProBusiness Services, Inc. — CONFIDENTIAL